ASSET PURCHASE AGREEMENT


          THIS ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of February 10, 1995, by and between MARION, INC., a South Carolina corporation ("Buyer"), and TEXFI INDUSTRIES, INC., a Delaware corporation ("Seller").

                            W I T N E S S E T H:

          WHEREAS, Seller, through its Textile Division, operates and owns the "Marion Fabrics Business" (as hereafter defined); and

          WHEREAS, Buyer desires to acquire a greige fabrics manufacturing operation; and

          WHEREAS, Seller desires to transfer, sell and assign to Buyer, and Buyer desires to purchase and acquire from Seller, subject to the terms and conditions set forth herein, the Marion Fabrics Business and substantially all of the assets thereof and certain liabilities relating thereto;

          NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                 ARTICLE I

                                DEFINITIONS

          1.1 Defined Terms. As used herein, the terms below shall have the following meanings. Any of these terms, unless the context otherwise requires, may be used in the singular or plural depending upon the reference.

              "Affiliate" shall mean, with respect to any Person, any other Person which, directly or indirectly, owns or controls, on an aggregate basis, at least fifty-one percent (51%) of the outstanding shares of capital stock having ordinary voting power to elect the board of directors of such Person, or which controls, is controlled by, or is under common control with such Person. For the purposes hereof, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through ownership of voting securities, by contract or otherwise.

              "Assumed Contracts" shall mean (a) all customer

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contracts and yarn orders relating to the Marion Fabrics Business, including, without limitation, those set forth on Schedule 1.1(a) attached hereto, and all customer contracts and yarn orders entered into by Seller and relating to the Marion Fabrics Business from the date of said schedule to and including the Closing Date, less contracts that have been fully performed during such period, (b) all those operating leases relating to the Vamatex looms, slasher equipment and other leased equipment set forth on Schedule 1.1(a) attached hereto with respect to which required consents to assignment or sublease ny Seller to Buyer have been received as of the Closing Date, (c) those real property leases set forth on Schedule 1.1(a), (d) contracts with suppliers relating to the Marion Fabrics Business, including, without limitation, those set forth on Schedule 1.1(a) and all such contracts with suppliers from the date of said schedule to and including the Closing Date, less contracts that have been fully performed during such period, (e) the possession of and obligation to store and arrange for transportation or delivery of all Bill and Hold Inventory located at a Purchased Location on the date hereof and all Bill and Hold Inventory located at a Purchased Location from the date hereof to and including the Closing Date, less Bill and Hold Inventory that has been delivered to the customer during such period, (f) those agreements with Hathaway Fabrics ("Hathaway"), Raymond M. Franco Associates ("Franco"), Pola-Torros, Inc. ("Pola-Torros") and Createx, Inc. ("Createx") and; (g) all those licenses and other intellectual property agreements set forth on
Schedule 1.1(a).  "Assumed Contract" shall mean any one of such Assumed
Contracts.

              "Assumed Liabilities" shall mean only those liabilities, obligations and commitments payable or required to be performed after the Closing Date with respect to any Assumed Contract (except to the extent otherwise specifically agreed to herein).

              "Authority" shall mean any court, arbitrator or arbitral body, or any foreign or federal, state, municipal or other government or governmental agency, authority, department or commission.

              "Bill and Hold Inventory" shall mean all Inventory which has been sold by Seller on or prior to the Closing Date but which remains at any Purchased Location on or subsequent to the Closing Date.

              "Books and Records" shall mean all books and records relating to the Marion Fabrics Business, the Purchased Assets, and the Assumed Liabilities, whether on any computer program or otherwise, including, without limitation, all records relating to customers of the Marion Fabrics Business, all financial,

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operating, inventory and legal records relating to the Marion Fabrics
Business, and records relating to the Real Property and Leased Property.

              "Business Day" shall mean any day other than Saturday, Sunday or any day when banks in Raleigh, North Carolina, are required or permitted to close.

              "Closing Date" shall have the meaning set forth in Section
4.1 hereof.

              "Code" shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

              "Contract" or "Contracts" shall mean any of the agreements, contracts, leases, notes, loans, evidences of indebtedness, purchase orders, letters of credit, distributor agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, policies, purchase and sales orders, quotations and other executory commitments to which Seller is a party which relate to the Marion Fabrics Business or to which any of the assets of the Marion Fabrics Business are subject, whether oral or written, express or implied.

              "Contract Rights" shall mean all of Seller's rights and obligations under the Assumed Contracts.

              "Employee Plan: shall mean any employee benefit plan, program or arrangement, whether oral or written, which Seller maintains, participates in or contributes to, and which covers and provides benefits for any employee currently or formerly employed by Seller in the Marion Fabrics Business.

              "Encumbrances" shall mean any claim, lien, pledge, option, charge, easement, security interest, right-of-way, encumbrance or other right of third parties.

              "Excluded Assets" shall mean the following rights, properties and assets as the same shall exist as of the Closing Date:

              a) All rights, properties and assets used by Seller or any subsidiary of Seller primarily in a business other than the Marion Fabrics Business;

              b) All rights, properties and assets of Seller used in the Marion Fabrics Business which shall have been transferred or disposed of by Seller prior to the

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              Closing Date in transactions conducted in the ordinary
              course of business and not in breach of this Agreement;

              c) The name and trademark "Texfi" or any derivations thereof;

              d) The accounts receivable of Seller with regard to the Marion Fabrics Business;

              e) Title to the Bill and Hold Inventory; provided, however, that Seller will deliver possession of the Bill and Hold Inventory to Buyer on the Closing Date;

              f) All cash, commercial paper, certificates of deposit and other bank deposits, treasury bills and other cash equivalents;

              g) Such other specific assets, rights properties as set forth on Schedule 1.1(b) attached hereto.

              "Excluded Liabilities" shall mean any and all liabilities or obligations of Seller other than the Assumed Liabilities, whether such liabilities or obligations are actual or contingent, matured or unmatured, liquidated or unliquidated, or known or unknown, whether arising out of occurrences prior to, at or after the date hereof, which shall include, without limitation:

              a) All liabilities and obligations incurred by Seller in connection with the conduct of any business other than the Marion Fabrics Business;

              b) Any liabilities of Seller in respect to injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory, including, without limitation, any such liabilities relating to the Marion Fabrics Business or any Product sold by the Marion Fabrics Business or the Seller on or prior to the Closing Date;

              (c) Except as otherwise provided in this Agreement, any liabilities to or in respect of any current or former employees of Seller or any Affiliate of Seller to the extent the basis for any claim, liability, damages or penalty shall have arisen on or prior to the Closing Date, including, without limitation, (i) any claim by any current or former employee of the Marion Fabrics

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              Business for compensation, bonus, severance, vacation or
              holiday compensation or other employment or post-employment benefits, (ii) any liability arising under or with respect to any written employment agreement (including termination or incentive arrangements with employees) between Seller, the Marion Fabrics Business or any Affiliate of Seller and any employee, (iii) any liability under or which respect to any Employee Plan, program or arrangement, whether or not written, at any time maintained or contributed to by Seller or any Affiliate of Seller, or under which Seller or such Affiliate may incur liability, or any liability with respect to Seller's or any such Affiliates's withdrawal or partial withdrawal from or termination of any such plan, program or arrangement, and (iv) any claim of an unfair labor practice, or any claim under any state unemployment compensation law or regulation, whether or not such liabilities are described, listed or referred to on any Schedule or Exhibit hereto;

              d) Any liability or obligation of Seller or any Affiliate of Seller in respect of any income, sales, use, franchise, employment and any and all other taxes of any kind relating to any taxable years (or portions thereof) of Seller ending on or prior to the Closing Date, whether or not such liabilities are described, listed or referred to on any Schedule or Exhibit hereto;

              e) Any claim or cause of action asserted against Seller or any Affiliate of Seller and that shall have been asserted on or prior to the Closing Date;

              f) Any liabilities or obligations of Seller or any Affiliate of Seller, relating to any breach of contract, defective Product claim, or any warranty made with respect to any Product(s) manufactured or sold by Seller or any Affiliate of Seller prior to the Closing Date, whether or not such claim, liability or obligation is described, listed or referred to on any Schedule or Exhibit hereto;

              g) Any liabilities or obligations of Seller or any Affiliate of Seller, directly or indirectly resulting from or arising out of entering into, performing its obligations pursuant to, or consummating the transactions contemplated by, this Agreement (including, without limitation, all legal and other professional fees of Seller relating to the preparation of this Agreement and the consummation of the transactions

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              contemplated hereby), whether or not such liabilities or
              obligations are described, listed or referred to on any Schedule or Exhibit hereto;

              h) Any Contracts of the Seller which are not Assumed Contracts or any liability or obligation in respect of or pursuant to any such Contracts;

              i) Any liabilities, claims, costs or expenses relating to the litigation or claims set forth on Schedule 5.10.

              j) All trade payables and accounts payable (including all commissions payable to Hathaway, Franco, Pola-Torros and Createx for sales made on or prior to the Closing Date) incurred by Seller in connection with the Marion Fabrics Business, other than Assumed Liabilities

              "Exhibit" shall mean any document which this Agreement indicates has been previously agreed to by the parties hereto and initialed by the parties hereto to indicate such agreement.

              "Firestone Inventory" shall mean all inventory, whether in a finished of greige state of completion, wherever located, purchased or finished by Seller for Seller's customer Firestone Financial Corporation.

              "Fixed Asset List" shall mean a list of all of the Fixed Assets of the Marion Fabrics Business, together with their respective net book values, as of December 30, 1994.

              "Fixed Assets" shall mean all of the following assets of the Marion Fabrics Business: (a) the Real Property; (b) all Leasehold
Improvements; and (c) all Fixtures and Equipment as such assets existed on December 30, 1994 and all such assets that have been acquired since December 30, 1994.

              "Fixtures and Equipment" shall mean all of the furniture, fixtures, furnishings, machinery and equipment, Vehicles and other tangible personal property owned by Seller, which are used primarily by the Marion Fabrics Business and are located in, at or upon the Purchased Locations.

              "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, as in effect on the date hereof.

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              "Inventory" shall mean (a) all of the Marion Fabrics
Business' inventories located at the Purchased Locations, including, without limitation, all raw materials, work-in-process, spare parts, supplies, finished products, wrapping, supply and packaging items and similar items of the Marion Fabrics Business held for or in connection with resale in the ordinary course of the Marion Fabrics Business to the Marion Fabrics Business' customers and distributors; (b) all office supplies and similar materials of the Marion Fabrics Business located at the Purchased Locations; (c) all "long-life" supplies of the Marion Fabrics Business, notwithstanding that such supplies have been previously expensed by Seller; and (d) all of the Firestone Inventory.

              "Knowledge" any reference in this Agreement or in any certificate delivered pursuant hereto to Seller's "knowledge" (whether to "the best of Seller's knowledge", to "the Seller's knowledge" or other similar expressions relating to the knowledge or awareness of Seller) shall mean all matters actually known by any of Seller's officers listed on
Schedule 1.1(c) attached hereto.

              "Laws" shall mean any law, statute, rule, regulation, ordinance, standard, requirement, code, order, judgment, decision, writ, injunction, decree, award or other governmental restriction including, without limitation, policy or procedure issued or enforced by any Authority.

              "Leased Property" shall mean all real property leased by Seller in connection with the Marion Fabrics Business listed on Schedule 5.6.

              "Leasehold Estates" shall mean all of the Seller's rights and obligations as lessee of the Leased Property.

              "Leasehold Improvements" shall mean all of the Seller's leasehold improvements situated in or on the Leased Property.

              "Marion Fabrics Business" shall mean that certain business of the Seller's Textile Division which conducts its operations at the Purchased Locations and engages in the design, manufacture and marketing of piece dyed and yarn dyed greige fabrics for both the apparel and home furnishing trade using flax, polyester, rayon and cotton and blends thereof.

              "Permits" shall mean all material licenses, permits and other governmental authorizations necessary to carry on the business of the Marion Fabrics Business as presently conducted.

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              "Person" shall mean a corporation, partnership, joint
venture, trust or unincorporated organization, joint stock company or other similar organization, an individual, a government or political subdivision thereof, or a court or any other legal entity, whether acting in an individual, fiduciary or other capacity.

              "Personnel" shall mean individuals employed by Seller at the Purchased Locations.

              "Prepaid Items" shall mean the prepaid and deferred items or credits and deposits of Seller relating to the Marion Fabrics Business set forth on Schedule 1.1(d) attached hereto.

              "Product" or "Products" shall mean all product(s) produced, manufactured, sold or distributed by Seller in connection with the Marion Fabrics Business, including, but not limited to, any natural or synthetic fabrics or blends thereof.

              "Purchased Assets" shall mean all of Seller's right, title and interest in and to all of the following assets and property, whether tangible or intangible, real or personal, located at the Purchased Locations or used primarily in connection with the Marion Fabrics Business:

              a) all prepaid expenses and deposits to the extent transferable to Buyer and not included in Excluded Assets;

              b)  all Contract Rights relating to Assumed Contracts;

              c) all Fixed Assets including, without limitation, all Fixed Assets on the Fixed Asset List;

              d)  all Leasehold Estates;

              e)  all Inventory, other than Bill and Hold Inventory;

              f)  all Books and Records;

              g) all Intellectual Property Rights, to the extent assignable without payment by Seller; and

              h) all Permits, to the extent assignable without payment by Seller;

but excluding the Excluded Assets and any assets disposed of by Seller in the ordinary course of its operation of the Marion Fabrics Business.

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              "Purchase Locations" shall mean those facility locations of the Marion Fabrics Business located (a) in Marion, North Carolina, (b) the Etowah Property, and (c) at 111 West 40th Street, New York, New York 10018.

              "Real Property" shall mean all real property and improvements owned by Seller, used in the Marion Fabrics Business and set forth on
Schedule 1.1(e) attached hereto.

              "Representative" shall mean with respect to any person or entity any officer, director, employee, affiliate, principal, accountant, attorney, agent, or other representative of such person or entity.

              "Securities Act" shall mean the Securities Act of 1933, as amended.

              Subordinated Promissory Note" shall mean that Subordinated Promissory Note, substantially in the form previously agreed to by the parties hereto and initialed by the parties hereto to indicate such agreement, executed by Buyer in favor of Seller and dated as of the Closing Date.

              "Trade Accounts Payable" shall mean all of Seller's current liabilities to vendors or suppliers for goods delivered or services rendered (including all commissions payable to Hathaway, Franco, Pola-Torros or Createx for sales made on or prior to the Closing Date and amounts payable to Greenwood Mills, Inc. with respect to the Firestone Inventory) that are outstanding on the Closing Date.

              "Vehicles" shall mean all automobiles and other vehicles owned or leased by Seller, used in the Marion Fabrics Business and set forth on Schedule 1.1(f) attached hereto.

          1.2 Other Defined Terms. In addition to the terms defined in the Recitals to this Agreement and Section 1.1, the following terms shall have the meanings defined for such terms in the Section set forth below:

          Term                                  Section

Actions ......................................... 5.13
Cash Payment .................................... 2.3
Closing ......................................... 4.1
Closing Date Inventory Value..................... 3.3
Etowah Property ................................. 5.6
Intellectual Property Rights .................... 5.7
Purchase Price .................................. 2.3

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Statement of Inventory Value..................... 3.3
Statement of Trade Accounts Payable.............. 3.3



                                ARTICLE II

                        PURCHASE AND SALE OF ASSETS

          2.1 Transfer of Assets; Assumption of Certain Liabilities. Upon the terms and subject to the conditions herein set forth, on the Closing
Date:

              a) Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller, the Purchased Assets (the Real Property, Leasehold Improvements, Fixtures and Equipment and Inventory are to be sold, conveyed, transferred and assigned to Buyer on an "as is, where is" basis); and

              b)  Buyer shall assume from Seller the Assumed Liabilities.

          2.2 Excluded Liabilities. Notwithstanding any other provision of this Agreement, Buyer shall not assume or be liable for any Excluded Liabilities.

          2.3 Amount and Payment of Purchase Price. In consideration of the sale, conveyance, transfer, assignment and delivery of all of the Purchased Assets by Seller to Buyer on the Closing Date, and in reliance upon the representations, warranties, covenants and agreements made herein by Seller, in full payment therefor, (i) Buyer shall pay to Seller by wire transfer to the banks and accounts specified by Seller on Schedule 2.3 attached hereto, cash (the "Cash Payment") in an amount equal to (A) $8,725,000, plus (B) an amount equal to Buyer's prorated portion of the Prepaid Items as set forth on Schedule 1.1(d), less (C) an amount equal to Seller's prorated portion of 1995 ad valorem, real estate and other taxes on the Purchased Assets and utilities (prorated in accordance with Section
3.1 hereof); (ii) Buyer shall deliver to Seller a 90 day, noninterest bearing Subordinated Promissory Note in the original principal amount of $2,000,000; and (iii) Buyer shall assume all of the Assumed Liabilities and shall deliver to Seller instruments of assumption reasonably satisfactory to Seller evidencing Buyer's assumption thereof (collectively, the "Purchase Price"); provided, however, that Buyer and Seller acknowledge and agree that payment of the Purchase Price is subject to a post-Closing adjustment pursuant to the provisions Section 3.2 hereof. It is understood and agreed by Seller and Buyer that the Cash Payment shall be paid at Seller's direction to those creditors of Seller set forth on

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Schedule 2.3 hereto, in amounts specified by Seller to Buyer, as a reduction of the loans or other obligations owed to such creditors by Seller and as an inducement to such creditors to release their liens on the Purchased Assets.

                                ARTICLE III

                            POST-CLOSING MATTERS

          3.1 Closing Costs; Transfer and other Taxes. Seller shall be responsible for any documentary transfer taxes and any applicable sales taxes imposed by reason of the transfer of the Purchased Assets to Buyer as provided hereunder and any deficiency, interest or penalty asserted with respect thereto. Buyer shall pay the fees and costs of recording or filing all applicable conveyancing instruments described in Section 4.2(b).
Seller shall be responsible for its portion of all real estate, ad valorum and other taxes and of all utilities payable with respect to the period prior to the Closing Date. All such taxes shall be prorated at Closing based on the current property tax bills for such Purchased Assets, if then available, or, if not, on the basis of the latest available tax figures and information, and such utilities shall be prorated based on the number of days in the applicable billing period each party had possession of the Purchased Assets. Seller's portion of such taxes shall be subtracted from the Purchase Price in accordance with Section 2.3(C) hereof and Seller's portion of such utilities shall be paid by Seller to Buyer promptly upon Buyer's written request for payment thereof. Buyer shall assume the responsibility of paying such taxes and utilities to the extent not previously paid. Should any proration of taxes be based on such latest available tax figures and information and prove to be inaccurate on receipt of the tax bills for any Purchased Assets for the year of Closing, either Seller or Buyer, as the case may be, may demand at any time after Closing a payment from the other correcting such malapportionment. In addition, if after Closing there is an adjustment or reassessment by any governmental authority with respect to, or affecting, any taxes for any Purchased Assets for the year of Closing or any prior year, any additional tax payment for any Purchased Assets required to be paid with respect to the year of Closing shall be prorated between Buyer and Seller and Seller shall pay its prorated portion of any such additional tax payment to Buyer within ten
(10) days after receipt of written notice from Buyer. If any reduction in any taxes occurs, Buyer will likewise refund to Seller its pro rata portion of such reduction. This Agreement shall expressly survive the Closing.

          3.2 Adjustment for Inventory Value; Statement of Trade
Accounts Payable.

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          (a)  Seller and/or Seller's accountant shall perform a physical count of the Inventory as of the Closing Date and Buyer and Buyer's Accountant will have the opportunity to observe such physical inventory. Within ten business days of completion of said physical inventory, Seller shall prepare an unaudited Statement of Inventory Value based on said physical inventory stating the aggregate dollar amount of the Inventory on the Closing Date (the "Statement of Inventory Value"). The Statement of Inventory Value shall be prepared in a manner consistent with the accounting principals used prior to the Closing with respect to the Marion Fabrics Business. In the event that the aggregate dollar amount of the Inventory outstanding as at the close of business on the day immediately preceding the Closing Date as shown on the Statement of Inventory Value (the "Closing Date Inventory Value") is more than $6,328,000, Buyer shall pay to Seller an amount equal to the excess by wire transfer within five days of Buyer's and Seller's acceptance of, or the final resolutions of all disputes with respect to, the Statement of Inventory Value. In the event that the aggregate amount of the Closing Date Inventory Value is less than $6,328,000, Seller shall pay to Buyer an amount equal to the difference by wire transfer within five days of Buyer's and Seller's acceptance of, or the final resolution of all disputes with respect to, the Statement of Inventory Value. Buyer shall have the right to observe all steps taken by Seller in connection with the preparation of the Statement of Inventory Value and to review fully all invoices, work papers and other materials relating thereto. If Buyer believes that any adjustment should be made to the Statement of Inventory Value, Buyer shall give Seller written notice of such adjustments within five days after delivery of the Statement of Inventory Value to Buyer; otherwise, the Statement of Inventory Value as prepared by Seller shall be deemed to have been accepted by Buyer and Seller. If Seller agrees with the adjustments proposed by Buyer, the adjustments shall be made to the Statement of Inventory Value. If there are any proposed adjustments which are disputed by Seller, then Buyer and Seller shall negotiate in good faith to resolve all disputed adjustments. If, after a period of fifteen days following the date on which Buyer gives Seller written notice of any proposed adjustments, any such adjustments still remain disputed, then the Raleigh, North Carolina office of Ernst & Young shall be engaged to resolve any remaining disputed adjustments and the decision of such firm shall be final and binding on the parties hereto. All expenses of Ernst & Young in connection with such resolution shall be shared equally by Buyer and Seller.

          (b) As promptly as possible following the Closing Date, but in no event more than ten days thereafter, Buyer will prepare and deliver to Seller an unaudited statement of Trade Accounts

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Payable setting forth the aggregate dollar amount of Trade Accounts
Payable outstanding on the Closing Date and indicating whether any such Trade Accounts Payable were attributable to Inventory not listed on the Statement of Inventory Value (the "Statement of Trade Accounts Payable"). The Statement of Trade Accounts Payable shall be prepared in a manner consistent with the accounting principals used prior to the Closing with respect to the Marion Fabrics Business.

          3.3 Allocation of Purchase Price. At least thirty (30) days prior to the date that Internal Revenue Service Form 8594 is required to be filed with respect to the transactions contemplated hereby, Buyer and Seller shall mutually agree on an allocation of the Purchase Price among the Purchased Assets based upon the fair market value of the Purchased Assets in accordance with Section 1060 of the Code. Each of Buyer and Seller agrees that, at its own cost and expense, it (a) will prepare all required tax returns and reports in a manner that is consistent with such allocation, (b) will file Internal Revenue Service Form 8594 in such manner, and (c) will not voluntarily take any position inconsistent therewith upon examination of any such tax return, in any refund claim, in any litigation or otherwise with respect to such income tax returns.

                                ARTICLE IV

                                  CLOSING

          4.1 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the transactions contemplated herein (the "Closing") shall be held at 10:00 a.m. local time on March 16, 1995 (the "Closing Date") at the offices of Schell Bray Aycock Abel & Livingston L.L.P., 230 North Elm Street, Greensboro, North Carolina 27401, unless the parties hereto shall otherwise agree.

          4.2  Deliveries and Payments at Closing.

              a) Payment of Purchase Price. At the Closing, Buyer shall deliver to Seller the Purchase Price (the Cash, the
              Subordinated Promissory Note and documents evidencing assumption of the Assumed Liabilities by Buyer) to be paid pursuant to Section 2.3 hereof.

              b) Instruments and Possession. To effect the transfers referred to in Section 2.1 hereof, Seller shall, on the Closing Date, execute and/or deliver to Buyer:

                   (i)  a bill of sale, substantially in the form

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                   previously agreed to by the parties hereto and initialed
                   by the parties hereto to indicate such agreement, conveying in the aggregate all personal property included in the Purchased Assets;

                   (ii) an Assignment and Assumption of Leases with respect to any Leased Property (for which any required consent has been obtained) substantially in the form previously agreed to by the parties hereto and initialed by the parties hereto to indicate such agreement;

                   (iii) assignments of all Contract Rights included in the Purchased Assets;

                   (iv) assignments of all Intellectual Property Rights constituting Purchased Assets, in recordable form to the extent necessary to assign such rights;

                   (v) a deed conveying the Real Property included in the Purchased Assets, substantially in the form previously agreed to by the parties hereto and initialed by the parties hereto to indicate such agreement;

                   (vi) the Books and Records, except as otherwise provided in Section 8.9 hereof;

                   (vii) all title documents with respect to any Vehicles or other equipment with titles owned by Seller and included in the Purchased Assets, duly executed by Seller;

                   (viii) such keys, lock and safe combinations and other similar items in the possession of Seller as Buyer shall require to obtain full occupation, possession and control of the Purchased Locations; and

                   (ix) such other instruments as shall be reasonably requested by Buyer to vest in Buyer good and valid title in and to the Purchased Assets in accordance with the provisions hereof.

              c) Form of Instruments. All of the foregoing instruments shall be in the form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Seller and Buyer.

              d) Consents to Assignment. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Assumed Contract or Permit or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the respective rights of Buyer or Seller thereunder. If a required consent to the assignment of an Assumed Contract or Permit is not obtained, or if any attempted assignment thereof without such a consent would be ineffective or would affect the rights thereunder so that Buyer would not receive all such rights, Seller will cooperate with Buyer, in all reasonable respects, to cause Buyer to be provided with the benefits under any such Assumed Contract or Permit, including, without limitation, enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereto, arising out of the breach or cancellation by such third party or otherwise; and any transfer or assignment to Buyer of any property or property rights or any Assumed Contract or Permit that shall require the consent or approval of any third party shall be made subject to such consent or approval being obtained.

              e) Assumption Documents. Upon the terms and subject to the conditions contained herein, on the Closing Date, Buyer shall deliver to Seller (i) an Assumption of Lease with respect to the Leased Property (for which any required consent has been obtained) substantially in the form previously agreed to by the parties hereto and initialed by the parties hereto to indicate such agreement, and (ii) such other instruments of assumption evidencing Buyer's assumption, pursuant to
              Section 2.1(b) hereof, of the Assumed Liabilities, as Seller shall deem reasonably necessary or desirable.

              f) Certificates; Opinions. At the Closing, Buyer and Seller shall deliver the certificates, opinions of counsel and other items described in Articles 9 and 10.

              g) Other Closing Transactions. At the Closing, each of the parties shall take such other actions required hereby to be performed by it prior to or on the Closing Date including, without limitation, satisfying the conditions set forth in Articles 9 and 10.

          4.3 Marion Product Names. Immediately after the Closing Date, Seller agrees to cease using the name "Marion", "Marion

Fabrics", any other trade name, logo or design that includes or represents "Marion" or "Marion Fabrics", or any other trademark or trade name, logo or design utilized by the Marion Fabrics Business to the Closing Date, except to the extent reasonably necessary to wind up Seller's operation of the Marion Fabrics Business, collect the accounts receivable of Seller with regard to the Marion Fabrics Business and consummate transactions with respect to the Bill and Hold Inventory.

                                 ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller hereby represents and warrants to Buyer that the following representations and warranties are true and correct as of the date hereof and will be true and correct as of the Closing Date except for changes in the ordinary course of Seller's business and other changes which are not material, either individually or in the aggregate:

          5.1 Organization. Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware, has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets, including the Purchased Assets. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of Seller's activities or properties owned or leased in connection with the Marion Fabrics Business makes qualification as a foreign corporation necessary. Each jurisdiction in which Seller is so qualified to do business as a foreign corporation in connection with the Marion Fabrics Business is listed on Schedule 5.1.

          5.2 Authorization. Seller has all necessary corporate power necessary to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Seller and is the legal, valid and binding obligations of Seller enforceable against it in accordance with its terms except as such enforceability may be limited by
(i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

          5.3  No Conflict or Violation; Consents.  Except as set forth on
Schedule 5.3, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will result in (a) a violation of or a conflict with any provisions of the Certificate of Incorporation or bylaws of Seller,
(b) to the best of Seller's knowledge, a breach of, or a default under, or the creation of any right of any party to accelerate, terminate or cancel, any Assumed Contract, Permit, authorization or concession relating to the Marion Fabrics Business to which Seller is a party or by which any of the Purchased Assets are bound, (c) a violation by Seller of any Laws which violation could have an adverse effect on the transactions contemplated hereby, or (d) an imposition of any material Encumbrance, restriction or charge on the Marion Fabrics Business or an any of the Purchased Assets. Except as set forth on Schedule 5.3, to the best of Seller's knowledge, no consent, approval or authorization of, or declaration, filing or registration with, any Authority, or any other person or entity, is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

          5.4 Title to Assets. Except as set forth on Schedule 5.4 hereto, and except for liens arising from current taxes not yet due and payable, Seller has good and marketable title to all of the Purchased Assets free and clear of any Encumbrances. Except for this Agreement, contracts relating to the sale of Inventory in the ordinary course of business, or as otherwise described on Schedule 5.4, Seller is not a party to any contract or obligation whereby an absolute or contingent right to purchase, obtain or acquire any rights in any of the Purchased Assets or the Marion Fabrics Business has been granted to anyone. To the best of Seller's knowledge, the Purchased Assets constitute and include all the property, assets and rights necessary to conduct the Marion Fabrics Business in the ordinary course, consistent with past practice. Upon consummation of the transactions contemplated hereby, Buyer will acquire good title to all of the Purchased Assets owned by Seller, free and clear of any Encumbrances, except for Encumbrances included in the Assumed Liabilities or which are specifically identified on Schedule 5.4.

          5.5 Real and Leased Property. Schedule 5.5 sets forth a complete and correct list and brief description as of the date hereof of all Real Property and the zoning applicable to such Real Property. To the best of Seller's knowledge, Seller has received no notice of any pending levies, liens or special assessments to be made against the Real Property by any Authority. There are no sale contracts, lease agreements, options to purchase or rights of first refusal with respect to any aspect of the Real Property now in effect between the Seller and any party other than the Buyer. If any Real Property contains any improvements, the Real Property is insured against fire and other casualties in an amount not less than the full replacement value of such improvements and Seller shall maintain or cause to be maintained such insurance in full force and effect until and including the Closing Date. There are no taxes, assessments or levies of any type whatsoever arising out of or in connection with the Real Property or the operation thereof, other than those for the calendar year of the Closing, which are past due or delinquent. To the best of Seller's knowledge, all Permits which are necessary to permit the use of all Real Property as it is currently used and in accordance with this Agreement have been obtained and are in full force and effect. Except as set forth on Schedule 5.5, Seller owns good and marketable fee simple title to the Real Property free and clear of all liens, easements, restrictions, encumbrances, covenants and agreements or other limitations and the improvements located on the Real Property, if any, do not encroach upon the land of others.

          5.6 Leased Property. Schedule 5.6 sets forth a complete and correct list and brief description of Leased Property. Each of the leases listed on Schedule 5.6 hereto is in full force and effect and constitutes a legal, valid and binding obligation of the Seller. Each lease which requires the consent or authorization of the lessor in order to affect the assignment or transfer of such lease of Lease Property to the Buyer is identified on Schedule 5.6 hereto. There is not, nor has there been, under any lease of Leased Property, any material default of the Seller, or, to the best of Seller's knowledge, of any other parties thereto (or any event or condition which will with notice or lapse of time or both would constitute a default) and to the best of Seller's knowledge, Seller has in all material respects performed substantially all of the obligations required to be performed by it through the date hereof with respect to the Leased Property. Such Leased Property constitutes all leases, subleases or other occupancy agreements pursuant to which Seller occupies or uses Real Property in connection with the Marion Fabrics Business. Seller enjoys peaceful and undisturbed possession of all the Leased Property. With respect to each such Leased Property:

              a) Seller will transfer to Buyer at the Closing of its interest in each Leased Property, subject to obtaining any required consent with respect thereto;

              b) To the best of Seller's knowledge, there are no pending or threatened condemnation proceedings with respect to the Leased Property, or pending or threatened litigation or administrative actions relating to the Leased Property;

              c) There are no subleases, licenses, options, rights, concessions or other agreements or arrangements, written or oral, pursuant to which Seller has granted to any person the right to use or occupy such Leased Property or any portion thereof or interest therein;

              d) To the best of Seller's knowledge, Seller has not received notice of any special assessment relating to the Leased Property and there is no pending or threatened special assessment;

              e) To the best of Seller's knowledge, the Leased Property has received all material approvals required in connection with Seller's use of the Leased Property from all Authorities (including licenses and Permits and a certificate of occupancy or other evidence of lawful occupancy of each such Lease Property) and has been operated and maintained by the Seller in all material respects in accordance with applicable laws, rules and regulations.

          In connection with the Leased Property located at Marion, North Carolina, known as the Etowah warehouse, as more particularly described in that Lease Agreement between Seller and Etowah Warehouse, Inc. dated February 6, 1992 (the "Etowah Property"), the lessor of that property prior to the Closing shall havereviewed the present condition of the improvements at the Etowah Property and confirmed in writing to Seller and Buyer that there are no maintenance obligations in connection with that property based on its present condition.

          5.7 Intellectual Property Rights. Schedule 5.7 sets forth (including, where applicable, the federal registration number and the date of registration or application for registration and the name in which registration was applied for) information concerning (a) all of Seller's trademarks, trade names and service marks used in the conduct of the Marion Fabric Business, all of Seller's registrations of trademarks and of other marks, trade names or other trade rights used in the conduct of the Marion Fabrics Business, and all pending applications therefor used in connection with the Marion Fabrics Business, and (b) all other trademarks and other marks, trade names and logos and designs whether or not registered, including, without limitation, all rights of Seller to the names "Marion", "Marion Fabrics" and any and all other names associated with, derived from or used in connection with the distribution of any Product and all goodwill associated therewith (all of the items referred to as "Intellectual Property Rights"). Seller owns (or, as set forth on Schedule 5.7, possesses licenses or other rights to use) all

Intellectual Property Rights now used in the Marion Fabrics Business and has taken all appropriate action it deemed reasonably necessary to protect the Intellectual Property Rights of the Marion Fabrics Business. To Seller's knowledge, Schedule 5.7 also sets forth all computer software used by Seller in the conduct of the Marion Fabric Business and/or offered by the Marion Fabric Business to its customers for use in connection with or as part of any product now or previously sold by the Marion Fabrics Business, including, without limitation, all computer software licensed to Seller and used in the Marion Fabrics Business and all computer software licenses and rights pursuant to the computer software licenses related to such licensed computer software.

          5.8  Contracts and Commitments.  Except as set forth on
Schedule 5.8 hereto, to Seller's knowledge the Assumed Contracts include all Contracts which are material to the Marion Fabrics Business and except for the Assumed Contracts and those Contracts set forth on Schedule 5.8 hereto, Seller was not a party to or bound by on December 30, 1994, or is not currently a party to or bound by, any material Contract of any kind to be performed after the Closing Date which relates to or is used in the conduct of the Marion Fabrics Business. Except as set forth on Schedule 5.8, (a) the Assumed Contracts are legal, valid, binding, enforceable in every material respect against Seller and, to the knowledge of Seller, against each other party thereto (except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at Law) and in full force and effect; (b) to the knowledge of Seller, except for required consents to the assignment thereof which have not been obtained, the Assumed Contracts will continue to be legal, binding, enforceable in every material respect (except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law) and in full force and effect on identical terms following the Closing Date. To Seller's knowledge, Seller has provided Buyer with a copy of all Assumed Contracts that are not located at a Purchased Location.

          5.9 Liabilities. Except as set forth on Schedule 5.9, with regard to the Marion Fabrics Business, Seller to its knowledge has no material liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities that are reflected and reserved against on the Books and Records that have not been paid or discharged since the date thereof, (ii) liabilities incurred since December 30, 1994 in the ordinary course of business consistent with past practice and in accordance with this Agreement, and (iii) liabilities referred to in the Schedules hereto.

          5.10 Litigation. To the knowledge of Seller, except as set forth on Schedule 5.10, there is no charge, complaint, action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, labor dispute, arbitral action or any investigation (collectively, "Actions") pending or threatened or anticipated against, relating to or affecting (i) the Marion Fabrics Business, the Purchased Assets, or the operation of the Marion Fabrics Business as currently operated, or (ii) the transactions contemplated by this Agreement or before or by any Authority, any of which would reasonably be expected to have a material adverse effect on the Purchased Assets. Seller is not in default with respect to any judgment, order, writ, injunction or decree of any Authority relating to the Marion Fabrics Business, and there are no unsatisfied judgments against Seller with respect or relating to the Marion Fabrics Business.

          5.11 Labor Matters. There are no collective bargaining agreements with any labor organization, group or association to which Seller is a party covering or affecting any employees of the Marion Fabrics Business.

          5.12 Compliance with Law; Permits. Except as otherwise specifically identified in Section 5.14 and the Schedules thereto and on
Schedule 5.10 and Schedule 5.12, (i) to Seller's knowledge Seller is in compliance in all material respects with all applicable Laws relating to the Marion Fabrics Business the failure to comply with which could result in any material liability being imposed on Seller or Buyer and (ii) Seller, with respect to the Marion Fabrics Business has not, to its knowledge, received any written notice to the effect that, or otherwise been advised that, it is not in compliance with any of such Laws, and Seller has no knowledge of any currently existing circumstances that are likely to result in violations of any such Laws which could, in any one case or in the aggregate, have a material adverse effect on the Marion Fabrics Business or the Purchased Assets. To Seller's knowledge, it has all Permits, authorizations and approvals, each of which is currently valid and in full force and effect, necessary to carry on the Marion Fabrics Business, which Permits, authorizations and approvals are set forth on Schedule 5.12.

          5.13 Taxes. All federal, state, local, foreign and any other taxes, assessments, fees and other governmental charges with respect to the employees, properties, assets, income or franchises of the Seller relating to the Marion Fabrics Business shown on such returns and reports to be due and payable, or which, to Seller's knowledge, are otherwise due and payable, have been paid by Seller or accrued or reserved against on Seller's financial statements or will be properly accrued or reserved against on the books and records of Seller as of the date of Closing. None of the Purchased Assets are property which directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. None of the Purchased
Assets are "tax-exempt use property" within the meaning of Section
168(h) of the Code.

          5.14  Environmental Matters.  Except as set forth in Schedule
5.14:

              a) With respect to its ownership, use, maintenance and operation of the Real Property and the conduct of the Marion Fabrics Business, Seller, to its knowledge is in compliance with and has not violated any applicable federal, state, county or local statutes, laws, regulations, rules, ordinances, codes, or Permits relating to environmental matters, including by way of illustration and not by way of limitation (i) the Clean Air Act, the Clean Water Act, the Federal Water Pollution Control Act of 1972, the Resource Conservation and Recovery Act of 1976, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Toxic Substances Control Act (and any amendments or extensions of any of them).

              b) Without limiting the generality of Section 5.14(a), Seller, to its knowledge, (i) has operated the Real Property, and has at all time received, handled, used, stored, treated, shipped and disposed of all hazardous substances, petroleum products and wastes, in compliance with all applicable environmental, health or safety statutes, ordinances, orders, rules, regulations, permits and requirements, and
              (ii) has removed from the Real Property, including the subsurface, all hazardous substances, petroleum products and wastes and any contamination to the Real Property resulting therefrom.

              c) There are no statutes, orders, rules, regulations or Permits relating to environmental matters requiring any material work, repairs, construction or capital expenditures with respect to the Real Property.

              d) Seller agrees to cooperate with Buyer, prior to and after Closing, and to execute and file any all

                                    -22
              assignments, permit transfer applications and notices to governmental agencies, reasonably necessary to transfer environmental Permits currently in effect with respect to the Real Property or keep such Permits in full force and effect after the Closing under this Agreement.

              e) There are not now any underground storage tanks located on any Real Property and all such underground storage tanks previously located on any Real Property were removed in accordance with all applicable environmental laws and regulations.

          5.15 Insurance. Schedule 5.15 contains a complete and accurate list of all policies or binders of fire, liability, title, worker's compensation and other form of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, and a general description of the type of coverage provided) maintained by Seller and issued by any unaffiliated third party carrier relating to the Marion Fabrics Business, the Purchased Assets, or Personnel. All of such policies are sufficient for compliance with all requirements of law relating to the Marion Fabrics Business. Seller is not in default under any of such policies or binders, and Seller has not failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion. Such policies and binders provide sufficient coverage, in the reasonable opinion of Seller, for the risks insured against, are in full force and effect on the date hereof and shall be kept in full force and effect by Seller through the Closing Date.

          5.16 Locations of Purchased Assets. The chief executive office from which the Marion Fabrics Business is conducted is located in Marion, North Carolina, the additional office from which such business is conducted in located in New York, New York, and no Purchased Assets are located anywhere other than at the Purchased Locations, except for the Firestone Inventory, which is located at Seller's facility in Jefferson, Georgia and at the facility of Greenwood Fabrics, Inc., and other Inventory located at customer facilities or which is in transit.

          5.17 Fixed Asset List. The Fixed Asset List attached hereto as Schedule 5.17 sets forth a true and complete listing of all Fixed Assets of the Marion Fabrics Business and their respective net book values as of December 30, 1994. All of the Fixed Assets set forth on the Fixed Asset List shall be included in the Purchased Assets and transferred to Buyer on the Closing Date.


                                 ARTICLE VI

                  REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby represents and warrants to Seller are true and correct as of the date hereof and will be true and correct as of the Closing Date:


          6.1 Organization of Buyer. Buyer is duly organized, validly existing and in good standing under the laws of the State of South Carolina, has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets.

          6.2 Authorization. Buyer has all necessary corporate power and authority and has taken all corporate action necessary to enter into this Agreement, to execute the Subordinated Promissory Note, to consummate the transactions contemplated hereby and to perform its obligations hereunder, and no other proceedings on the part of Buyer are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement, the Subordinated Promissory Note and the other documents to be executed by Buyer in connection herewith have been duly executed and delivered by Buyer and are legal, valid and binding obligation of Buyer, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

          6.3 No Conflict or Violation. Neither the execution, delivery or performance of this Agreement, the Subordinated Promissory Note nor the consummation of the transactions contemplated hereby will result in (a) a violation of or a conflict with any provision of the Articles of Incorporation or bylaws of Buyer, (b) a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which Buyer is a party, which breach or default would have a material adverse effect on the business or financial condition of Buyer, taken as a whole, or its ability to consummate the transactions contemplated hereby or (c) a violation by Buyer of any Laws, which violation would have a material adverse effect on the business or financial condition of Buyer, taken as a whole, or its ability to consummate the transactions contemplated hereby.

          6.4 Consents and Approvals. Except as set forth on Schedule 8.2, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or Authority, or any other person or entity, is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement, the Subordinated Note and the consummation of the transactions contemplated hereby.

          6.5 Brokers. Except for Bainbridge, Connolly & Leopold, Inc., the fees for which are to be paid by Buyer, Buyer has no retained any broker, finder, investment banker, or financial advisor in connection with this Agreement or any transaction contemplated hereby, to which Seller may be held liable for any fees or other compensation.

                                ARTICLE VII

                    CONDUCT OF BUSINESS PENDING CLOSING

          Except as expressly otherwise provided herein or as approved in writing by Buyer, Seller covenants and agrees that, between the date hereof and the Closing Date:

          7.1 Conduct of Business. Seller shall use its best efforts to carry on the Marion Fabrics Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees (other than Robert J. Tisdale), and preserve its goodwill and its relationships with customers, suppliers, lenders and other having business dealings with it.

          7.2 Maintenance of Properties. Seller will use its best efforts to maintain the properties and assets of the Marion Fabrics Business in good operating condition, consistent with its prior business practices, ordinary wear and tear excepted.

          7.3 Insurance. Seller will maintain and keep in full force and effect all of the insurance set forth on Schedule 5.15 hereof or other insurance equivalent thereto in all material respects.

          7.4 Amendment of Charter; Corporate Existence. Seller will not amend its Certificate of Incorporation or Bylaws relating to the sale of any Purchased Assets, and Seller will maintain its corporate existence and powers.

          7.5 Disposition of Assets. Seller will not sell, mortgage, lease, transfer or dispose of any of the Purchased Assets or any interest therein other than Inventory in the ordinary course of business or sell or transfer, mortgage, pledge or subject to any lien, charge or other encumbrance, any of the Purchased Assets.

          7.6 Books and Records. The books and records of Seller relating to the Marion Fabrics Business will be maintained in the usual, regular and ordinary course of business on a basis consistent with prior years.

                                ARTICLE VIII

                    COVENANTS AND ADDITIONAL AGREEMENTS


          Each of Seller and Buyer covenant and agree with each other as follows:

          8.1 Investigation of Buyer. Between the date of this Agreement and the Closing. Seller, in its sole discretion, shall (i) allow Buyer and its Representatives, during regular business hours, to make such inspection of the Purchased Assets and to inspect and make copies of Books and records or other information requested by Buyer and related to the operation of the business of the Marion Fabrics Business, including historical financial information concerning the Marion Fabrics Business and (ii) furnish to Buyer upon request (a) all such additional documents and information with respect to the affairs of the Marion Fabrics Business, or (b) access to Personnel, customers and suppliers of the Marion Fabrics Business and to the Marion Fabrics Business' Accountant and its Representatives.

          8.2 Consents and Best Efforts. As soon as practicable, the parties hereto will commence all reasonable action and shall use their best efforts to obtain all applicable Permits, consents, approvals and agreements of, and to give all notices and make all filings with, any third parties or Authorities as may be necessary to authorize, approve or permit the consummation of the transactions provided for hereby on or prior to the Closing Date. Seller shall pay, if necessary, any reasonable fees required to obtain any consent of the lessors to the assignment or sublease of any of the leases listed on Schedule 1.1(d) (excluding the lease with respect to the Etowah Property).

          8.3 Publicity. Unless this Agreement is sooner terminated pursuant hereto, from and after execution of this Agreement until Closing, no press release, public statement or announcement with respect to the transactions contemplated by this Agreement shall be made except by Seller or with Seller's prior written approval.

          8.4 Bill and Hold Inventory. All Bill and Hold Inventory shall be shipped by Buyer to customers that are purchasers thereof F.O.B. from the Purchased Location at which such Bill and Hold Inventory is located as instructed by said customers. Schedule 8.4 hereto sets forth a true and complete list of all Bill and Hold
Inventory of Seller as of February 6, 1995 (Schedule 8.4 shall be updated as of the Closing Date), together with the identity of the purchaser thereof, and Seller will transfer possession of all Bill and Hold Inventory, other than that which has been duly delivered to the appropriate customer, to Buyer on the Closing Date. Buyer agrees that
(i) it shall keep the Bill and Hold Inventory free from any damage or loss, whether caused by fire, water, theft or otherwise, (ii) as between Buyer and Seller, it shall assume the risk of loss with respect to the Bill and Hold Inventory, and (iii) it shall indemnify and hold Seller harmless from and against any claims, liability, loss, damage, or expense, including, without limitation, any attorney's fees, incurred or suffered by Seller on account of any damage to or loss of the Bill and Hold Inventory. No later than the tenth business day of each month after the Closing Date, Buyer will deliver a report to Seller, in a form reasonably acceptable to Seller, stating the date, amount and destination of Bill and Hold Inventory shipped during the preceding month and the amount of Bill and Hold Inventory remaining in Buyer's possession with respect to each customer.

          8.5 Employee Matters. Seller shall permit Buyer to employ any employee previously employed by Seller in the operation of the Marion Fabrics Business, but Buyer shall have no obligation to employ any such person. Seller shall pay when due to all employees of the Marion Fabrics Business, all compensation, bonus, severance, vacation and holiday compensation, worker's compensation or other employment benefits which have accrued to such employees prior to the Closing Date and which Seller is legally obligated to pay; provided, however, that any liability for (i) severance compensation that arises out of Buyer's failure to employ any person employed by Seller in the operation of the Marion Fabrics Business as of the Closing Date, except with respect to those individuals listed on
Schedule 8.5 attached hereto, (ii) any separation agreement with any person employed by Seller in the operation of the Marion Fabrics Business who will not be offered employment by Buyer entered into after November 11, 1994 that provides for payments in excess of Seller's standard separation policy or (iii) any liability arising under or with respect to any employment agreement not listed on Schedule 1.1(a) or 5.8 shall be a liability of Buyer and shall be deemed an Assumed Liability.

          8.6 No Mergers, Consolidations, Sale of Assets. Prior to the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Section 11.1 hereof, Seller agrees that (i) it will not enter into or conduct any discussions or negotiations, directly or indirectly, with any other potential purchaser of the Purchased Assets or any material portion thereof, or furnish any information to any other potential purchaser with respect to the acquisition of the Purchased Assets or any portion thereof, (ii) it will not take any action, directly or indirectly, designed to solicit, initiate or encourage the submission of any proposal relating to the acquisition of the Purchased assets or any material portion thereof by any other party, and (iii) in the event that Seller receives an unsolicited offer for such a transaction or obtains information that such an offer is likely to be made, Seller will immediately provide
Buyer with notice thereof as soon as practical after receipt, including the identity of the prospective purchaser or soliciting party and the terms of any such offer. Seller will instruct its Representatives and Affiliates to refrain from engaging in any of the activities or discussions described above.

          8.7 Further Assurances. Buyer and the Seller shall use commercially reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this agreement (including, without limitation, satisfying the closing conditions set forth in Articles 8 and 9 hereof). Following the Closing, the parties hereto shall furnish to each other and their respective Representatives such necessary and available information as may reasonably be requested in connection with tax, accounting and similar matters relating to the Purchased Assets or the business of the Marion Fabrics Business prior to or after the Closing. In addition, each of the parties agrees to execute such documents and take such actions as may be reasonably requested by the other party or its Representatives and otherwise cooperate with the other party and its Representatives in connection with any filings required to be made with the Securities Exchange Commission or in order to register any trademarks or trade names used by the Marion Fabrics Business or otherwise as a consequence of the transactions contemplated by this Agreement. Seller agrees to promptly deliver or remit to Buyer any assets that are Purchased Assets that Seller may have, or that may come into the possession of Seller after the Closing, including, but not limited to, any payments received by Seller in respect of deposits or prepaid items that are Purchased Assets pursuant to this Agreement. Buyer agrees to deliver or remit promptly to Seller any payments, with respect to accounts receivable or otherwise, not included in the Purchased Assets that may be delivered to Buyer after the Closing.
Each party agrees that any cash or other assets required to be delivered or remitted to the other party pursuant to this Section 8.7 shall be held in trust by such party until they are so delivered or remitted and shall not be deemed assets of such party for any purpose, or commingled with other assets of such party until so delivered or remitted.

          8.8 Bulk Sales. It may not be practicable to comply or attempt to comply with the procedures of the "Bulk Sales Act" or similar law of any or all of the states in which the Purchased Assets are situated or of any other state which may be asserted to be applicable to the transactions contemplated hereby. Accordingly, to induce Buyer to waive any requirements for compliance with any or all of such laws, Seller hereby agrees to reimburse Buyer for any costs or damages incurred by Buyer arising out of or resulting from the failure of Buyer or Seller to comply with any such laws or any similar law or that may be asserted to be applicable and shall such obligation shall survive until the expiration of any applicable statute of limitations.

          8.9 Books and Records. Buyer and Seller agree that with the exception of certain records that are necessary to be retained in the tax records of Seller or for the collection of accounts receivable by Seller, copies of which shall be provided to Buyer, all original Books and Records shall be retained at the Purchased Locations. Seller and Buyer agree that each will cooperate with and make available to the other party, during normal business hours, all Books and Records, information and Personnel (without substantial disruption of employment) retained and remaining in existence after the Closing Date that are necessary or useful in connection with any tax return, inquiry, the collection of accounts receivable by Seller, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. Without limiting the foregoing, Buyer and Seller shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of Books and Records related to taxes for all tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same. The party requesting any such Books and Records or other information shall bear all of the out-of-pocket costs and expenses (but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records or other information.

          8.10 Nondisclosure Agreement. That certain Nondisclosure Agreement of even date herewith, between Buyer and Seller shall remain in full force and effect in accordance with its terms from and after the execution of this Agreement.


                                 ARTICLE IX

                     CONDITIONS TO SELLER'S OBLIGATIONS

          The obligations of Seller to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by
Seller:

          9.1 Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made on the Closing Date, and Buyer shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Closing Date.

          9.2 Consents. All material consents, approvals and waivers from Authorities and other parties necessary to permit the consummation of the transactions contemplated hereby shall have been obtained and Seller's Board of Directors shall have authorized the execution of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby.

          9.3 No Governmental Proceedings or Litigation. No Actions by any Authority shall have been instituted or threatened for the purpose of enjoining or preventing the transactions contemplated by this Agreement or that questions the validity or legality of the transactions contemplated hereby.

          9.4 Certificates and Other Documents. Buyer will furnish Seller with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article 9 as may be reasonably requested by Seller, which shall include, but not be limited to:

              a) A certificate executed by the Secretary or an Assistant Secretary of Buyer certifying as of the Closing Date (i) a true and complete copy of the bylaws of Buyer, (ii) a true and complete copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby, and (iii) incumbency matters; and

              b) A copy of the Certificate of Incorporation of Buyer and all amendments thereto, certified as of a recent date by the Secretary of State of South Carolina.

          9.5 Opinion of Counsel. Buyer shall have delivered to Seller an opinion of Demo & Rainey, counsel to Buyer, dated as of the Closing Date, in form and substance substantially the same as previously agreed to by the parties hereto and initialed by the parties hereto to indicate such agreement.

                                 ARTICLE X

                     CONDITIONS TO BUYER'S OBLIGATIONS

          The obligations of Buyer to consummate any of the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions each of which may be waived by Buyer:

          10.1 Representations, Warranties and Covenants. All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made on the Closing Date, except for changes in the ordinary course of business and other changes which are not material, either individually or in the aggregate, and Seller shall have performed in all material respects all agreements and covenants required hereby to be performed by Seller prior to or at the Closing Date.

          10.2 Financing. Buyer shall have received a commitment for the financing of the Purchase Price upon terms substantially similar to, or more favorable to Buyer than, those set forth in that letter to Buyer from BNY Financial Corporation dated February 1, 1995.

          10.3 Consents. All material consents, approvals and waivers from Authorities necessary to permit the consummation of the transactions contemplated hereby shall have been obtained. Seller shall have taken all corporate action necessary to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder.

          10.4 No Governmental Proceedings or Litigation. No Action by any Authority shall have been instituted or threatened for the purpose of enjoining or preventing the transactions contemplated by this Agreement or that questions the validity or legality of the transactions contemplated hereby.

          10.5 Opinion of Seller's Counsel. Seller shall have delivered to Buyer an opinion of Schell Bray Aycock Abel & Livingston L.L.P., counsel to Seller, dated as of the Closing Date, in form and substance substantially the same as previously agreed to by the parties hereto and initialed by the parties hereto to indicate such agreement.

          10.6 Certificates and other Documents. Seller will furnish Buyer with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article X as may be reasonably requested by Buyer, which shall include, but not be limited to:

              a) A certificate executed by the Secretary or an Assistant Secretary of Seller certifying as of the Closing Date (i) a true and complete copy of the bylaws of Seller; (ii) a true and correct copy of the resolutions of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby; and (iii) incumbency matters;

              b) A copy of the Certificate of Incorporation of Seller and all amendments thereto, certified as of a recent date by the Secretary of State of the State of Delaware;

              c) A certificate of the applicable Secretary of State certifying the good standing of Seller in its state of incorporation and all states where it is qualified to do business with respect to the Marion Fabrics Business; and

              d) A certificate of non-foreign status with respect to Seller that Seller is in compliance with Section 1445 of the Code.

          10.7 Release of Liens. Seller shall have delivered evidence of the release of (or that upon the Closing that there will be a release of) all Encumbrances on any of the Purchased Assets, other than (a) Assumed Liabilities; (b) Encumbrances expressly referred to in the form of the Deed for the Real Property which has been approved by Buyer as evidencing only permitted title exceptions; and (c) liens for property for ad valorem taxes not yet due.

          10.8 Title Insurance. Buyer shall have made a good faith effort to receive and shall have received a commitment, dated as of the Closing Date, for title insurance pursuant to which title insurance company(s) agree(s) to insure Buyer, as owner (and any lenders to Buyer, as applicable and requested by Buyer, as mortgagee) of good and marketable fee title to each parcel of the Real Property, providing coverage for each parcel of the Real Property in an amount equal to Buyer's estimate of the fair market value thereof (or, for mortgagee coverage, such greater amount as may be required by a lender to Buyer). Seller shall execute and deliver such standard affidavits of title as may be required by the title insurance company(s) for the issuance of such title insurance policies.

          10.9 Environmental Audit. The enviromental audit of the Real Property prepared on behalf Buyer's lender prior to the Closing shall not state that there is any material environmental contamination or liability with respect to the Real Property.

                                 ARTICLE XI

                               MISCELLANEOUS

          11.1 Termination. This Agreement may be terminated (i) by Seller and Buyer at any time upon written agreement signed by both parties,
(ii) by Seller if the requirements of Article 9 hereof have not been satisfied on or prior to the Closing Date, (iii) by Buyer if the requirements of Article 10 hereof have not been satisfied on or prior to the Closing Date, or (iv) by written notice of either Buyer or Seller if the Closing has not occurred on or before April 1, 1995.

          11.2 Actions Upon Termination. In the event of any termination of this Agreement:

              a) Delivery of Documents. Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

              b) Expenses. Each party hereto shall pay its own (and its respective Representatives') fees and expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and any other documents contemplated hereby.

          11.3 Survival of Representations. All statements contained in any Exhibit, Schedule, certificate or instrument of conveyance delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the parties delivering the same hereunder. The representations, warranties, covenants and agreements of Seller and Buyer contained herein and as provided in the preceding sentence shall survive the Closing Date until the first anniversary of the Closing Date, without regard to any investigation made by any of the parties hereto.

          11.4 Assignment. Neither party to this Agreement may assign any rights or obligations to any other party without the prior written consent of the other party hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          11.5 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, receipt confirmed, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent:

          If to Buyer, addressed to:

              Marion, Inc.
              367 South Pine Street
              Spartanburg, South Carolina  29302
              Attention: Bernelle Demo
              Telecopy: (803)  573-9803

          with a copy to:

              Bainbridge, Connally & Leopold
              149 Lenox Place
              Athens, Georgia  30606
              Attention: Steve Stephens
              Telecopy: (706) 369-7493

          If to Seller, addressed to:

              Texfi Industries, Inc.
              5400 Glenwood Avenue
              Suite 215
              Raleigh, North Carolina 27612
              Attention: Vice President-Finance
              Telecopy: (919) 783-4739

          With copies to:

              Mr. William L. Remley
              Mentmore Holdings Corporation
              1430 Broadway, 13th Floor
              New York, New York  10018
              Telecopy: (212) 391-1393

          and

              Schell Bray Aycock Abel & Livingston L.L.P.
              1500 West Elm Street
              Greensboro, North Carolina 27401
              Attention: Doris R. Bray, Esq.
              Telecopy: (910) 370-8830

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

          11.6 Governing Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the internal laws of the State of North Carolina without reference to its choice of law provisions.

          11.7 Entire Agreement; Amendments and Waivers. This Agreement, together with all Exhibits and Schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

          11.8 Expenses. Each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect; provided, however, that, except as otherwise specified herein, Buyer agrees that its expenses shall include (a) any additional environmental surveys on any of the Purchased Locations, and (c) any fees and expenses of Bainbridge, Connally & Leopold, Inc.

          11.9 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

          11.10 Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

          11.11 Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

          11.12 Reliance on Representations and Warranties. Seller understands that Buyer, and for purposes of certain opinions to be delivered at the Closing, Schell Bray Aycock Abel & Livingston L.L.P. and Demo & Rainey, will rely upon the accuracy and truth of the representations and warranties set forth in Article 5 and it hereby consents to such reliance. Buyer understands that Seller, and for purpose of certain opinions to be delivered at the Closing, Schell Bray Aycock Abel & Livingston L.L.P. and Demo & Rainey, will rely upon the accuracy and truth of the representations and warranties set forth in Article 6 and it hereby consents to such reliance.

          11.13 References. Whenever reference is made in this Agreement to any Article, Section, Schedule or Exhibit, such reference shall be deemed to apply to the specified Article or Section of this Agreement, the specified Schedule to this Agreement or any Exhibit previously agreed to by the parties hereto and initialed by the parties hereto to indicate such agreement. All Schedules and Exhibits referenced in this Agreement shall be deemed to be incorporated herein by reference.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

                                       MARION, INC.



                                       By:  /S/ L. Terrell Sovey, Jr.

                                       Title:  President

[CORPORATE SEAL]

Attest:


  /S/ Bernelle Demo
Secretary

                                       TEXFI INDUSTRIES, INC.


                                       By:  /S/ William L. Remley

                                       Title: Vice Chairman and CEO

[CORPORATE SEAL]

Attest:


 /S/ Braxton Schell
Assistant Secretary